   As filed with the Securities and Exchange Commission on September 26, 2001
                                                   Registration No. 333-69412


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                 Pre-Effective
                                AMENDMENT NO. 1
                                       to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                 ---------------

                                RADIOLOGIX, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                               75-2648089
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                3600 CHASE TOWER
                                2200 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 303-2776
        (Address, including zip code, and telephone including area code, of registrant's principal executive offices)

                                 ---------------

                               PAUL M. JOLAS, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                                RADIOLOGIX, INC.
                                3600 CHASE TOWER
                                2200 ROSS AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 303-2776
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                    COPY TO:
                              WILLIAM R. HAYS, III
                              HAYNES AND BOONE, LLP
                           901 MAIN STREET, SUITE 3100
                            DALLAS, TEXAS 75202-3789
                            TELEPHONE: (214) 651-5000
                               FAX: (214) 651-5940

                                 ---------------

     Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

                                RADIOLOGIX, INC.

                                   PROSPECTUS

                         117,878 SHARES OF COMMON STOCK

    This prospectus relates to currently issued shares of common stock of Radiologix, Inc. that may be sold from time to time by the selling stockholder named in this prospectus. We will not receive any proceeds from the sale of these shares.

    The selling stockholder may offer its shares from time to time in open market transactions on the American Stock Exchange or in private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholder may sell shares to or through broker-dealers. These broker-dealers, if used, may receive discounts, concessions or commissions from the selling stockholder or from the purchaser of the shares. The selling stockholder will receive the purchase price of the shares that they sell less any such discounts, concessions or commissions. The selling stockholder will be responsible for paying any discounts, concessions or commissions.

    Our common stock is traded on the American Stock Exchange under the symbol "RGX." On September 7, 2001, the sale price for one share of our common stock as last reported on the American Stock Exchange was $6.35 per share.


    YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------



               The date of this prospectus is September 26, 2001.

                                TABLE OF CONTENTS


ABOUT OUR COMPANY...........................................................2
RISK FACTORS................................................................3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................................9
USE OF PROCEEDS............................................................10
SELLING STOCKHOLDER........................................................10
PLAN OF DISTRIBUTION.......................................................10
LEGAL MATTERS..............................................................12
EXPERTS....................................................................12
WHERE YOU CAN FIND MORE INFORMATION........................................12
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................12


                                ABOUT OUR COMPANY

         As used in this prospectus, "we" or "Radiologix" refers to Radiologix, Inc., a Delaware corporation, and all of its subsidiaries, unless the context indicates otherwise. Our common stock is listed on the American Stock Exchange under the symbol "RGX."

    Radiologix is a leading provider of radiology services in the United States. We own and operate technologically advanced, multi-modality diagnostic imaging centers. We also provide administrative, management and other information services to radiology business partners. Radiologix derives approximately 77% of its revenues from producing and managing diagnostic images that radiologists use in preparing written reports. These images and the radiologist reports based on them enable physicians to diagnose and manage diseases and injuries more accurately and effectively than would be possible without them. Physicians rely extensively on this type of diagnostic information in making health care treatment decisions.

    Our radiology services consist primarily of using sophisticated technology and technical expertise to perform diagnostic imaging procedures. Radiologix performs diagnostic imaging procedures with technologies such as x-ray, magnetic resonance imaging, computed tomography, mammography, ultrasound, nuclear medicine and positron emission tomography, as well as general radiography and fluoroscopy.

    During 2000, we performed approximately 1.7 million imaging procedures for patients at the 122 diagnostic imaging centers that we own or operate. We have diagnostic imaging centers in 18 states and the District of Columbia, with concentrated geographic coverage in markets located in California, Florida, Kansas, Maryland, New York, Pennsylvania, Texas, Virginia and Washington D.C.

    Radiologix also provides administrative, management and information services to business partners, which are typically individual or groups of radiologist physicians who provide professional services in connection with our radiology services, and hospitals with which Radiologix operates joint ventures. Our administrative services are intended to improve radiology practice or joint venture profitability, efficiency and effectiveness. Our relationships with radiology practices and hospitals enhance our growth and expansion opportunities in our core business.

     Radiologix was incorporated in Delaware in 1996. In November 1997, we conducted the initial public offering of our common stock. Our principal executive offices are located at 3600 Chase Tower, 2200 Ross Avenue, Dallas, Texas, 75201, and our telephone number is (214) 303-2776.

                                  RISK FACTORS

     Before you invest in our common stock, you should consider the information in this prospectus and the additional information in our other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on page 12.

Company Risks

OUR INCOME IS DEPENDENT ON THE USE OF OUR DIAGNOSTIC IMAGING EQUIPMENT BASED ON REFERRALS.

     We generate most of our revenue from fees charged for the use of our diagnostic imaging equipment at our facilities. These revenues depend on referrals from third parties, many of which are made by physicians who have no contractual obligation to refer patients to us. We also generate revenues from service fees that we receive from the contracted radiology practices. Neither we nor any of the contracted radiology practices is dependent on any single referral source for a material portion of our revenue. However, if a sufficiently large number of physicians discontinue referring patients to us, our procedure volume could decrease, which would reduce our operating margins.

     Further, non-governmental health care payors have implemented programs to control costs that could limit the ability of physicians to refer patients to us. For example, prepaid health care plans, such as health maintenance organizations, in certain instances provide diagnostic imaging, interventional radiology or radiation oncology services directly and contract directly with providers and require their enrollees to obtain these services only from these providers. Some insurance companies and self-insured employers also limit these services to contracted providers. These "closed panel" systems are now common in the managed care environment. Other systems create an economic disincentive for referrals to providers outside of the system's designated panel of providers. Although we are seeking managed care contracts for our contracted radiology practices and our owned diagnostic imaging facilities, we may not be able to compete successfully for managed care contracts against entities with greater resources within a market area.

WE MAY NEED ADDITIONAL CAPITAL.

     We use capital to purchase new diagnostic imaging equipment, to upgrade and replace existing equipment, to expand within our existing markets and to enter new markets. During 2000, we expended approximately $14.0 million to purchase, upgrade and replace diagnostic imaging equipment and related information systems and approximately $10.1 million to make acquisitions and to enter into outsourcing or joint venture relationships. Our capital sources have consisted primarily of income from operations, borrowings under our existing credit facility and the $20 million convertible junior subordinated promissory note issued to BT Capital Partners SBIC, L.P.

     To accomplish our goals and to execute our business strategy, we need access to capital on appropriate terms. Our growth could be limited and our existing operations impaired unless we are able to obtain additional capital through subsequent debt or equity financings. We cannot assure you that borrowing capacity under the senior secured credit facility will be available to us when needed, that the senior secured credit facility will be renewed or that we will be able to obtain additional financing or that, if available, the financing will be on terms acceptable to us. As a result, we cannot assure you that we will be able to implement our business strategy successfully.

WE COULD BE HARMED IF THE CONTRACTED RADIOLOGY PRACTICES TERMINATE THEIR AGREEMENTS WITH US OR LOSE MANY RADIOLOGISTS.

     Our diagnostic imaging services include a professional component that must be provided by radiologists who are not directly employed or engaged by us. We do not control the radiologists who perform professional services for us. These radiologists, instead, are employed by the contracted radiology practices that maintain agreements with us. These agreements have terms of between 10 to 40 years, but may be terminated by either party under certain limited conditions. We cannot assure you that these agreements will not be terminated. The termination of any of them could reduce our revenues.

     Each radiology practice under our partnership model has entered into employment agreements with its key radiologists. The employment agreements generally are for a term of five years. If a significant number of radiologists terminate their relationships with the contracted radiology practices and these radiology practices cannot recruit sufficient qualified radiologists to fulfill practice obligations under our agreement with them, our ability to maximize use of our diagnostic imaging centers could be affected. Competition in recruiting radiologists may make it difficult for contracted radiology practices to maintain adequate levels of radiologists. Neither we nor the contracted radiology practices maintain insurance on the lives of any affiliated physicians.

WE MAY NOT BE ABLE TO CONTRACT SUCCESSFULLY WITH NEW RADIOLOGY GROUPS OR TO INTEGRATE SUCCESSFULLY THE OPERATION OF ACQUISITIONS.

     We intend to increase market presence in existing markets through acquisitions of centers and additional equipment at existing centers, joint venture and outsourcing relationships and selective contractual relationships with high-quality, profitable radiology practices. We cannot assure you that we will be able to expand either within our existing markets or in new markets. In addition, we cannot assure you that any expansion will be beneficial to our overall strategy or that expansion will ultimately produce returns that justify our investment.

     Our ability to expand is dependent upon factors such as our ability to:

          o    Identify attractive and willing candidates for acquisition,

          o Adaptour structure to comply with federal and state legal requirements affecting our arrangements with physician practice groups, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest,

          o Obtain regulatory approvals and certificates of need, where necessary, and comply with licensing and certification requirements applicable to us, the radiology practices and the physicians associated with the radiology practices, including their respective facilities,

          o    Expand our infrastructure and management, and

          o    Obtain adequate financing.

     Our ability to expand is also dependent on our ability to compete for opportunities. We may not be able to compete effectively for the acquisition of radiology assets and the establishment of contractual relationships with radiology practices. Our competitors may have better established operating histories and greater resources than us. Additionally, some hospitals, clinics, healthcare companies, HMOs and insurance companies engage in activities similar to those of ours. Competitors may make it more difficult or expensive to acquire the assets of, and establish contractual relationships with, radiology practices, on terms beneficial to us.

     Acquisitions involve a number of special risks, including:

          o    Possible adverse effects on our operating results,

          o    Diversion of management's attention and resources,

          o    Failure to retain key personnel,

          o    Amortization or write-offs of acquired intangible assets and

          o    Risks associated with unanticipated events or liabilities.

     Additionally, although we will continue to structure our operations in an effort to comply with applicable antitrust laws, federal or state governmental authorities may view us as being dominant in a particular market and, therefore, cause us to divest ourselves of relationships or related assets.

WE AND THE CONTRACTED RADIOLOGY PRACTICES MAY BECOME SUBJECT TO BURDENSOME LAWSUITS.

     Providing medical services entails the risk of professional malpractice and other similar claims. The physicians employed by the contracted radiology practices are from time to time subject to malpractice claims. We intend to structure our relationships with the practices under our agreements with them in a manner that will not constitute the practice of medicine or subject us to professional malpractice claims. Nevertheless, claims, suits or complaints relating to services and products provided by the contracted radiology practices may be asserted against us in the future, including malpractice. Additionally, we own, operate and manage radiology facilities, which exposes us to liability claims, including malpractice.

     We maintain insurance policies with coverages that we believe are appropriate in light of the risks attendant to our business and consistent with industry practice. We also require the contracted radiology practices to maintain sufficient professional liability insurance. We cannot assure you that adequate liability insurance will be available to us and the contracted radiology practices in the future at acceptable costs. In addition, there is a risk that successful malpractice or other claims could be asserted against the contracted radiology practices or us that would exceed the scope of coverage or applicable policy limits. Those claims might adversely affect our business or reputation.

     We have assumed and succeeded to substantially all of the obligations of some of the practices that we have acquired and may succeed to some or all of the liabilities of the practices that we acquire in the future. Therefore, claims may be asserted against us for events that occurred prior to our acquiring these practices. In connection with our acquisitions, the shareholders of each entity that we have acquired or that has sold us assets have agreed to indemnify us for certain claims. However, we may not be able to collect payment under these indemnity agreements and the failure to fully recover these amounts could subject us to large liabilities.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH ENTITIES WITH MORE ESTABLISHED OPERATING HISTORIES AND GREATER FINANCIAL RESOURCES WITHIN A MARKET AREA.

     Our diagnostic imaging centers and the contracted radiology practices compete with local and regional diagnostic imaging service providers. We believe that changes in governmental and private reimbursement policies and other factors have resulted in increased competition for the provision of medical services to consumers. In addition, we believe that trends toward managed care have resulted, and will continue to result, in increased competition for managed care contracts. Other radiology practices and management service organizations may have more experience in obtaining these contracts. We cannot assure you that our diagnostic imaging centers and contracted radiology practices will be able to compete effectively in the markets they serve.

OUR SUCCESS DEPENDS ON OUR KEY PERSONNEL AND WE MAY NOT BE ABLE TO RETAIN SUFFICIENT QUALIFIED PERSONNEL.

     Our success depends in part on our ability to attract and retain senior and executive management, managerial and technical personnel. Competition in recruiting these personnel may make it difficult for us to continue our growth and success. The loss of their services or our inability in the future to attract and retain management and other key personnel could hinder the implementation of our business strategy. We do not maintain key person insurance for any of our executive officers.

OUR INABILITY TO ENFORCE NON-COMPETE AGREEMENTS WITH THE RADIOLOGISTS MAY INCREASE COMPETITION.

     Each of the contracted radiology practices under our partnership model has entered into agreements with its physician shareholders and full-time employed radiologists that generally prohibit them from competing for a period of two years after they cease to be owners or employees, as applicable. In most states, a covenant not to compete will be enforced only:

          o to the extent it is necessary to protect a legitimate business interest of the party seeking enforcement,

          o if it does not unreasonably restrain the party against whom enforcement is sought and

          o    it is not contrary to public interest.

    Enforceability of a non-compete covenant is determined by a court based on all of the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is not possible to predict whether, or to what extent, a court will enforce the contracted radiology practices' covenants. The inability of the contracted radiology practices or us to enforce radiologists' non-compete covenants could result in increased competition from individuals who are knowledgeable about our business strategies and operations.

OUR GOVERNING DOCUMENTS AND OUR EXECUTIVES' EMPLOYMENT AGREEMENTS MAY MAKE IT DIFFICULT TO CHANGE CONTROL OF RADIOLOGIX.

     Certain provisions of Radiologix's Restated Certificate of Incorporation, as amended, Radiologix's Amended and Restated Bylaws and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of Radiologix and, consequently, limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions limit the removal of directors except for cause and Radiologix's ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the common stock. Radiologix also is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in business combinations with an "interested stockholder" for three years after the stockholder became an interested stockholder.

     Radiologix has entered into employment agreements with its executive officers that require Radiologix to pay certain amounts to these employees if they are terminated following a change of control. These agreements may delay or prevent a change of control of Radiologix.

Industry Risks

STATE AND FEDERAL ANTI-KICKBACK AND ANTI-SELF-REFERRAL LAWS MAY ADVERSELY AFFECT OUR INCOME.

     Various federal and state laws govern financial arrangements among health care providers. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of Medicare or Medicaid patients, or in return for, or to induce, the purchase, lease or order of items or services that are covered by Medicare or Medicaid. Similarly, many state laws prohibit the solicitation, payment or receipt of remuneration in return for, or to induce, the referral of patients in private as well as government programs. Violation of these anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities and/or exclusion from federal or state health care programs. We intend to operate in compliance with applicable law and believe that our arrangements with providers would not be found to violate the anti-kickback laws. We cannot assure you, however, that these laws will be interpreted in a manner consistent with our operations.

     Federal law prohibiting physician self-referrals (the "Stark Law") prohibits a physician from referring Medicare or Medicaid patients to an entity for certain "designated health services" if the physician has a prohibited financial relationship with that entity unless an exception applies. Although we believe that our operations will not violate these laws, we cannot assure you that our activities will not be challenged. If a challenge to our activities is successful, it could have a material adverse effect on our operations. In addition, legislation may be enacted in the future that further addresses Medicare and Medicaid fraud and abuse or that imposes additional requirements or burdens on us.

     All of the states in which the radiology practices are located have adopted a form of anti-kickback law and almost all of those states have also adopted a form of Stark Law. The scopes of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. A determination of liability under the laws described in this section could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

FEDERAL FALSE CLAIMS ACT VIOLATIONS COULD AFFECT OUR PARTICIPATION IN GOVERNMENT PROGRAMS.

     The Federal False Claims Act provides in part that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. Claims presented in violation of the federal anti-kickback law or Stark law may be considered a violation of the Federal False Claims Act. Penalties include civil penalties of not less than $5,000 and not more than $10,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person. We believe that we are in compliance with the rules and regulations to which the Federal False Claims Act apply. However, we cannot assure you that we will not be found to have violated certain rules and regulations resulting in sanctions under the Federal False Claims Act, and if so, whether any sanctions imposed could have a result in fines and penalties and restrictions on our participation in federal and state health care programs that are integral to our business.

OUR AGREEMENTS WITH THE CONTRACTED RADIOLOGY PRACTICES MUST BE STRUCTURED TO AVOID THE CORPORATE PRACTICE OF MEDICINE AND FEE SPLITTING.

     The laws of many states, including many of the states in which the radiology practices are located, also prohibit business entities, such as our subsidiaries, from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as the splitting of professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. A component of our strategy is to acquire certain assets and assume certain liabilities of, and to enter into service agreements with, radiology practices. We provide management, administrative, technical and other non-medical services to the radiology practices in exchange for a service fee. We structure our relationships with the radiology practices, including the purchase of assets and the provision of services, in a manner that we believe keeps us from engaging in the practice of medicine or exercising control over the medical judgments or decisions of the radiology practices or their physicians or violating the prohibitions against fee-splitting. State regulatory authorities or other parties may assert that we are engaged in the corporate practice of medicine or that the payment of service fees to us by the radiology practices constitutes fee-splitting.

If such a claim were successfully asserted, we could be subject to civil and criminal penalties and could be required to restructure or terminate its contractual arrangements. This result or our inability to successfully restructure our relationships to comply with these statutes could jeopardize our business strategy.

LICENSING AND CERTIFICATION LAWS MAY LIMIT OUR ABILITY TO EXPAND.

     Ownership, construction, operation, expansion and acquisition of diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning licensing of facilities, personnel, certificates of need and other required certificates for certain types of health care facilities and major medical equipment. The laws of some of the states in which we operate limit to some extent our ability to acquire new diagnostic imaging equipment, or expand or replace our existing equipment, at diagnostic imaging centers in those states. We may not be able to receive the required regulatory approvals for any future acquisitions, expansions or replacements, and the failure to obtain these approvals could limit the markets for our services.

COMPLIANCE WITH THE REGULATORY FRAMEWORK IS UNCERTAIN AND EVOLVING.

     Health care laws and regulations may change significantly in the future. We intend to monitor these developments and modify our operations from time to time as the regulatory environment changes. We cannot assure you, however, that we will be able to adapt our operations to address new regulations or that new regulations will not adversely affect our business. In addition, although we intend to conduct our operations to comply with applicable federal and state laws, neither our current or anticipated business operations nor the operations of the contracted radiology practices has been the subject of judicial or regulatory interpretation. We cannot assure you that a review of our business by courts or regulatory authorities will not result in a determination that could adversely affect our operations or that the health care regulatory environment will not change in a way that restricts our operations.

     Certain states have enacted statutes or adopted regulations affecting risk assumption in the health care industry, including statutes and regulations that subject any physician or physician network engaged in risk-based managed care contracting to applicable insurance laws and regulations. These laws and regulations may require providing for minimum capital requirements and other safety and soundness requirements. Implementing additional regulations or compliance requirements could result in substantial costs to us and the radiology practices and limit our ability to enter into capitated or other risk-sharing managed care arrangements.

COST CONTAINMENT COULD REDUCE PER PATIENT REVENUE.

     Our revenue is derived through our ownership, operation and management of diagnostic imaging centers and from service fees paid to us by contracted radiology practices. Substantially all of the revenue of our diagnostic imaging centers and the contracted radiology practices is currently derived from government sponsored health care programs (principally, Medicare and Medicaid) and private third-party payors. During 2000, approximately 26% of the service fee revenue was derived from government approved health care programs and approximately 74% was derived from private third-party payors.

     Rates paid by private third-party payors are based on established physician and hospital charges and are generally higher than Medicare reimbursement rates. Any decrease in the relative number of patients covered by private third-party payors could decrease our revenues.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale (nicknamed the "RBRVS") payment methodology for physician services. The RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly-situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of the RBRVS has reduced payment rates for certain of the procedures historically provided by the radiology practices. The Balanced Budget Act of 1997 provides for reductions in the rate of growth of payments for physician services, including services historically provided by the radiology practices, in the amount of $5.3 billion over a five-year period ending in 2002. In addition, the Balanced Budget Act of 1997 provides for the implementation of a resource-based methodology for paying physician practice expenses under the physician fee schedule over a four-year period, which began in fiscal year 1999.

     RBRVS-type payment systems also have been adopted by certain third-party payors and we believe it likely that other private third-party payors will adopt this payment methodology in the future. Wider-spread implementation of these programs could reduce payments by third-party payors and could indirectly reduce our operating margins to the extent that the costs of providing management, administrative, technical and non-medical services related to these procedures could not be proportionately reduced.

     Private third-party payors and Medicare and Medicaid have increased their use of managed care as a means of cost containment. Increasingly, private third-party payors negotiate discounts from established physician and hospital charges or require capitation or other risk sharing arrangements as a condition of patient referral to physician groups such as the radiology practices. These factors could negatively impact our ability to negotiate satisfactory arrangements with managed care companies.

MANAGED CARE CONTRACTS AND CAPITATED FEE ARRANGEMENTS COULD REDUCE OUR OPERATING MARGINS.

     During 2000, approximately 92% of our service fee revenue was derived from payments made on a fee-for-service basis by patients and third-party payors (including government programs) and approximately 8% was derived from capitated arrangements. Under capitated or other risk-sharing arrangements, the health care provider typically is paid a pre-determined amount per-patient per-month from the payor in exchange for providing all necessary covered services to patients covered under the arrangement. These contracts pass much of the financial risk of providing outpatient radiology care, including the risk of over-use, from the payor to the provider. Our success will depend in part on our ability to negotiate effectively, on behalf of the contracted radiology practices and the diagnostic imaging centers that we own, operate or manage, contracts with HMOs, employer groups and other third-party payors for services to be provided on a risk-sharing or capitated basis by some or all of the radiology practices or diagnostic imaging centers. Risk-sharing arrangements result in better revenue predictability but more unpredictability of expenses and, consequently, profitability. We cannot assure you that we will be able to negotiate satisfactory arrangements on a capitated or other risk-sharing basis, on behalf of our diagnostic imaging centers or the contracted radiology practices. In addition, to the extent that patients or enrollees covered by these contracts require more frequent or extensive care than anticipated, we would incur unanticipated costs not offset by additional revenue, which would reduce operating margins.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements of Radiologix's and management's expectations, intentions, plans and beliefs, including those contained in or implied by "Management's Discussion and Analysis of Financial Condition and Results of Operations." These forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, are dependent on certain events, risks and uncertainties that may be outside of Radiologix's control. These forward-looking statements may include statements of management's plans and objectives for Radiologix's future operations and statements of future economic performance; Radiologix's capital budget and future capital requirements, and Radiologix meeting its future capital needs; and the assumptions described in this report underlying the forward-looking statements.

     Forward-looking statements are not guarantees of performance. Actual results and developments could differ materially from those expressed in or implied by such statements due to a number of factors, including, without limitation, those described in the context of the forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 3. We undertake no obligation to update any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by the selling stockholder.

                               SELLING STOCKHOLDER

     This prospectus covers offers and sales from time to time by the selling stockholder, SKM-RD LLC, of up to 117,878 shares of Radiologix's common stock. SKM-RD LLC received these shares as partial reimbursement of the selling stockholder's expenses and the expenses of its wholly owned subsidiary, SKM-RD Acquisition Corp, incurred under a commitment letter entered into in connection with a September 2000 amended and restated merger agreement among the same parties. In April 2001, Radiologix announced that the selling stockholder terminated this merger agreement. As a result, the proposed merger of SKM-RD Acquisition Corp. and Radiologix was not completed.

     As of the date of this prospectus, the selling stockholder owns no shares of Radiologix's common stock other than the shares being offered by this prospectus. We cannot state the number of our shares that the selling stockholder will own beneficially after this offering terminates because we do not know how many shares the selling stockholder will actually sell.

     We have prepared and filed a registration statement of which this prospectus is a part pursuant to a registration rights agreement entered into between Radiologix and the selling stockholder in connection with the reimbursement of the selling stockholder's expenses described above. The selling stockholder has agreed to indemnify us and our directors, officers, agents and controlling persons against certain liabilities based on information that the selling stockholder furnished to us for use in this prospectus and the registration statement of which this prospectus is a part. We have also agreed to indemnify the selling stockholder and its controlling persons against certain liabilities based on information in the registration statement and this prospectus that the selling stockholder did not provide to us.

     Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholder may also offer and sell shares of common stock issued as a result of stock splits, stock dividends and similar events.

                              PLAN OF DISTRIBUTION

     This prospectus is intended to be used to comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with any offers or resales. The selling stockholder, its pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of their shares of common stock in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholder may sell its shares by any of the following methods:

          o blocktrades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker or dealer acting as principal for its own account who resells pursuant to this prospectus;

          o an exchange distribution in accordance with the rules of the American Stock Exchange;

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          o    privately negotiated transactions;

          o    short sales;

          o writing options on or other contractual agreements relating to the shares;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

     From time to time the selling stockholder may enter into hedging transactions with broker-dealers or otherwise, may engage in short sales, short sales against the box, puts, calls and other transactions in Radiologix securities, and may sell and deliver shares of common stock in connection with these transactions or to settle securities loans. From time to time the selling stockholder may pledge its shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time.

     Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if a broker-dealer acts as agent for a purchaser of such shares, from the purchaser) in amounts to be negotiated that are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares of common stock as principal may resell the shares from time to time in transactions (that may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholder may also sell the shares of common stock in open market transactions in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

     The selling stockholder and any broker-dealers or agents that participate in sales of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with the sales. In such event, any commissions received by the broker-dealers or agents and any profit on resale of the shares that they purchased may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     At the time a particular offer of shares of common stock is made, if and to the extent required, this prospectus will be accompanied by a prospectus supplement setting forth the specific number of shares offered, the name of the selling stockholder making the offer, the offering price, and the other terms of the offering, including the names of any underwriters, agents, dealers and brokers involved and their compensation, if any. Unless this prospectus is accompanied by a prospectus supplement stating otherwise, offers and sales may be made pursuant to this prospectus only in ordinary broker's transactions made on the American Stock Exchange in transactions involving ordinary and customary brokerage commissions.

     The selling stockholder may enter into agreements (to which we may also be a party) with underwriters, brokers, dealers and agents who participate in distributing the shares, that require the selling stockholder and/or us to indemnify them against certain liabilities, including under the Securities Act of 1933, or to contribute to related payments that they may be required to make. The underwriters, brokers, dealers and agents may engage in transactions with, or perform services for, the selling stockholder and Radiologix in the ordinary course of business.

     Radiologix will pay all fees and expenses of registering the common stock other than fees and expenses of the selling stockholder. Radiologix must indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act 1933.

     To comply with certain state securities laws, the common stock will be sold in those states only through registered or licensed broker-dealers. In some other states the common stock may not be sold unless it has been registered or qualified for sale in these states or a registration/qualification exemption is available.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by the selling stockholder has been passed upon for Radiologix by its counsel, Haynes and Boone, LLP, Dallas, Texas.

                                     EXPERTS

     Radiologix's consolidated financial statements and schedule incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1(800) SEC-0330 for further information on the public reference room.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. This prospectus provides you with information about the various alternative methods by which the selling stockholder may sell. In some cases the selling stockholder may be required to provide additional information about the method by which it intends to sell. We will provide a prospectus supplement containing specific information about the terms of any such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under this heading "Where You Can Find More Information."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder's offering is complete:

          o Description of our common stock under the caption "Description of Radiologix Capital Stock" contained in Radiologix's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 9, 2000, and any amendment or report filed to update that description;

          o Annual Report on Form 10-K for the year ended December 31, 2000, and the amendment to that report;

          o    Special Report on Form 8-K dated April 26, 2001;

          o Proxy Statement in connection with 2001 Annual Meeting of Stockholders; and

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2001.

     We will provide these filings to any person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request to Radiologix as follows:

                                3600 Chase Tower
                                2200 Ross Avenue
                               Dallas, Texas 75201
                            Attn: Investor Relations
                            Telephone: (214) 303-2776

      You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder is not offering these securities in any state where an offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


              Securities and Exchange Commission Registration Fee                          $   190
              American Stock Exchange Listing Fee                                                0
              Accounting Fees and Expenses                                                   7,000
              Legal Fees and Expenses (excluding fees of selling stockholder's
               counsel                                                                       5,000
              Miscellaneous Expenses                                                         3,000
                                                                                           -------
                          Total                                                            $15,190
                                                                                           =======





         All of the above expenses except the Securities and Exchange Commission registration fee and the American Stock Exchange listing fee are estimated. Radiologix will pay all expenses included in the table above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Radiologix's Restated Certificate of Incorporation ("Charter"), provides that no Radiologix director will be personally liable to Radiologix or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, any action in which the director would be liable under Section 174 of the Delaware General Corporation Law ("Delaware Code") is excluded. Also excluded is any liability in which the director:

          o breached his or her duty of loyalty to Radiologix or its stockholders;

          o did not act in good faith or, in failing to act, did not act in good faith;

          o acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, acted in a manner involving intentional misconduct or a knowing violation of law; or

          o    derived an improper personal benefit.

         Radiologix's Bylaws require it to indemnify its current and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, Radiologix has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Radiologix) by reason of the fact that the person is or was a director, officer, employee, or agent of Radiologix, against any and all expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner reasonably believed to be in the best interest, or not opposed to the best interest, of Radiologix and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

         The power to indemnify applies to actions brought by Radiologix or in its right, but only to the extent of defense and settlement expenses and not to satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made for any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         The statute further specifically provides that indemnification shall not be deemed exclusive of any other rights to which any officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Radiologix pursuant to the foregoing provisions, Radiologix has been advised that the Securities and Exchange Commission is of the opinion that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


ITEM 16.      EXHIBITS

     EXHIBIT NO.       EXHIBIT DESCRIPTION

         2.1 Amended and Restated Agreement and Plan of Merger, dated as of September 12, 2000, as amended by and among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp. (incorporated by reference to Exhibit 10.54 to the Registrant's Registration Statement No. 333-45790 on Form S-4)

         2.2 Second Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2001, by and among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp. (incorporated by reference to Exhibit 10.55 to the Registrant's Registration Statement No. 333-45790 on Form S-4)

         4.1 Form of certificate evidencing ownership of Common Stock of American Physician Partners, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement No. 333-30205 on Form S-1)

         4.2 Article IV of the Restated Certificate of Incorporation of American Physician Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement No. 333-30205 on Form S-1)

         4.3 Articles II, VI, and VII of the Amended and Restated Bylaws of American Physician Partners, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement No. 333-30205 on Form S-1)

         5.1*          Opinion of Haynes and Boone, LLP.

        23.4*          Consent of Haynes and Boone, LLP (included in Exhibit
                       5.1).

        23.5**         Consent of Arthur Andersen LLP.

        24.1**         Power of Attorney (included on signature page).

        99.1 Press release announcing termination of merger agreement among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp. (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated April 26,
                       2001)


----------
*        Filed herewith.
**       Previously filed.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    * * * * *

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 26th of September, 2001.


                         RADIOLOGIX, INC.


                         By: /s/ Mark L. Wagar
                             ---------------------------------------------------
                             Mark L. Wagar, Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed as of September 26, 2001, by the following persons on behalf of the registrant in the capacities indicated:







                  SIGNATURE                                                  TITLE
                  ---------                                                  -----


/s/ Mark L. Wagar                                           Chairman of the Board, Chief Executive Officer
------------------------------------                        and Director (Principal Executive Officer)
Mark L. Wagar


/s/ Sami S. Abbasi                                          Executive Vice President and Chief Financial
--------------------------------------------                Officer (Principal Financial and Accounting Officer)
Sami S. Abbasi


/s/ Paul D. Farrell*                                        Director
-----------------------------------------------------
Paul D. Farrell

/s/                                                         Director
--------------------------------------------
Joseph C. Mello

/s/                                                         Director
--------------------------------------------
Derace L. Schaffer, M.D.


/s/ Michael L. Sherman, M.D.*                               Director
--------------------------------------------
Michael L. Sherman, M.D.




* By Power of Attorney

                                INDEX TO EXHIBITS


      EXHIBIT
       NUMBER          DESCRIPTION
      --------         -----------

         2.1 Amended and Restated Agreement and Plan of Merger, dated as of September 12, 2000, as amended by and among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp.
                       (incorporated by reference to Exhibit 10.54 to the Registrant's Registration Statement No. 333-45790 on Form
                       S-4)

         2.2           Second Amendment to Amended and Restated Agreement and
                       Plan of Merger, dated as of February 20, 2001, by and among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp.
                       (incorporated by reference to Exhibit 10.55 to the Registrant's Registration Statement No. 333-45790 on Form
                       S-4)

         4.1 Form of certificate evidencing ownership of Common Stock of American Physician Partners, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Registration
                       Statement No. 333-30205 on Form S-1)

         4.2 Article IV of the Restated Certificate of Incorporation of American Physician Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration
                       Statement No. 333-30205 on Form S-1)

         4.3           Articles II, VI, and VII of the Amended and Restated
                       Bylaws of American Physician Partners, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's
                       Registration Statement No. 333-30205 on Form S-1)

         5.1*          Opinion of Haynes and Boone, LLP

        23.4*          Consent of Haynes and Boone, LLP (included in Exhibit
                       5.1).

        23.5**         Consent of Arthur Andersen LLP

        24.1**         Power of Attorney (included on signature page).

        99.1           Press release announcing termination of merger agreement
                       among Radiologix, SKM-RD LLC and SKM-RD Acquisition Corp.
                       (incorporated by reference to Exhibit 99.1 to the
                       Registrant's Current Report on Form 8-K dated April 26,
                       2001)


--------------


*        Filed herewith.

**       Previously filed